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                                                                      EXHIBIT 11

                              BANCTEXAS GROUP INC.

                 COMPUTATION OF EARNINGS PER SHARE - UNAUDITED

                                                             Three Months
                                                            ended March 31,
                                                        ----------------------
                                                           1994          1993
                                                        --------     ---------
                                                            (In thousands,
                                                           except per share)
Net income (loss) applicable to common shareholders     $   (190)     $    311
                                                        ========      ========

Weighted average common and common equivalent shares      23,329        23,243
                                                        ========      ========

PER SHARE
  Net income (loss) applicable to common shareholders   $  (.008)     $   .013
                                                        ========      ========